Scottish Re Announces Appointment of Interim Chief Accounting Officer

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced the appointment of Duncan Hayward as interim Chief Accounting Officer, effective July 6, 2007. While in this role, Duncan will serve as Scottish Re's principal financial officer and will provide oversight, sign and certify Scottish Re's periodic and annual reports filed with the Securities and Exchange Commission.

Paul Goldean, Chief Executive Officer, notes, "Duncan currently serves as Chief Financial Officer for our international segment and we are pleased he has accepted the additional role of interim Chief Accounting Officer during the period where we are actively searching for a new Chief Financial Officer for Scottish Re. Duncan has an extensive background in finance and administration in the insurance sector and a breadth of knowledge that make him the suitable choice for this position."

Duncan has served as the Chief Financial Officer of Scottish Re's international segment since August of 2006. His career includes other senior leadership roles, including leading the Finance and Administration teams for the Asian, Central European and Latin American life reinsurance businesses of Swiss Re Life & Health Zurich from 2003 through 2006. Prior to that, he was in a senior group finance role for six years with Royal & Sun Alliance where he ran the US GAAP financial reporting process. Duncan also has additional insurance experience with over eleven years with the Insurance Audit Group of PricewaterhouseCoopers.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com

Source: Scottish Re Group Limited

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Contact: Scottish Re Group Limited, Hamilton
Rayissa Palmer, 704-752-3422